Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-187468 on Form S-4 of our reports dated March 16, 2013, relating to the consolidated financial statements of Boyd Gaming Corporation and Subsidiaries, and the effectiveness of Boyd Gaming Corporation and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Boyd Gaming Corporation and Subsidiaries for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

April 19, 2013